Ex 99.1

Harry Hagerty Joins Galaxy Gaming as Chief Financial Officer

LAS VEGAS, May 03, 2017 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ), the world's largest independent developer, manufacturer and distributor of casino table games and enhanced casino systems, announced today that Harry C. Hagerty has joined the Company in the position of Chief Financial Officer.  In that capacity, Mr. Hagerty will be responsible for the all financial functions of the Company.  In addition, Mr. Hagerty will oversee Compliance, IT and Human Resources.

Mr. Hagerty has had a long career in finance and the gaming industry.  He served as investment banker covering the gaming and lodging industries and was CFO of Caesars Entertainment, Inc. and Global Cash Access Holdings, Inc., both NYSE-listed gaming companies.  He was a founder of and currently serves as an officer and director of Sightline Payments, LLC, an innovator in payment systems for gaming companies.

"We are very excited to have Harry join the Galaxy team," said Galaxy's Chief Executive Officer, Robert Saucier.  "His background and experience will be instrumental in helping us grow while meeting the expectations of our various stakeholders, including regulators, investors and fellow employees."

"I am excited as well," commented Mr. Hagerty. "Galaxy has been growing nicely over the last few years and has completed some significant corporate transactions.  However, I strongly believe that the Company's best days are ahead of it, and I look forward to working with my Galaxy colleagues to realize that future."

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy

Gaming licenses its proprietary table games to the online gaming industry.  The Company is also expanding its global presence through its partnership with WPT Enterprises, Inc., owner of the World Poker Tour.

Contact:

Galaxy Gaming

Dona Cassese

(702) 939-3254

Source: Galaxy Gaming, Inc.